Exhibit 99.1

Dunkin' Brands Reports First Quarter 2017 Results

First quarter highlights include:

•	Flat Dunkin' Donuts U.S. comparable store sales growth

•	Baskin-Robbins U.S. comparable store sales decline of 2.4%

•	Added 56 net new Dunkin' Donuts and 1 net new Baskin-Robbins in the U.S. offset by the closure of 28 international locations

•	Revenues increased 0.5%

•	Diluted EPS increased by $0.11 to $0.51, including approximately $0.06 from the adoption of a new accounting standard

•	Diluted adjusted EPS increased by $0.10 to $0.54, including approximately $0.06 from the adoption of a new accounting standard

•	DD Perks rewards represented greater than 10% of Dunkin' Donuts U.S. sales with On-the-Go ordering growing to nearly 2% of transactions in the quarter

CANTON, Mass. (May 4, 2017) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended April 1, 2017.
“In the first quarter of 2017, we achieved mid-single digit operating income growth and double-digit earnings per share growth. While our Dunkin' Donuts U.S. comparable stores sales were flat in the quarter, these results, delivered against an increasingly-challenging environment for retail and restaurants, demonstrate the benefits of our asset-light, 100-percent franchised business model," said Nigel Travis, Dunkin’ Brands Chairman and CEO. "Going forward, we will continue to execute against our six-part strategy designed to drive growth and long-term competitive differentiation by positioning Dunkin’ as a beverage-led, to-go brand. Our goal is to ensure that Dunkin' is a place of positive transition in our guests' lives, the place that energizes them and sends them on their way to make the most of their day."
"We are updating our fiscal year 2017 earnings per share guidance to reflect a new accounting standard for share-based compensation, which requires us to change how we present certain items in our financial statements," said Kate Jaspon, acting Chief Financial Officer, Dunkin' Brands Group, Inc. "While our updated guidance reflects the realized benefit to our earnings in the first quarter, it does not reflect any potential future material impact as a result of the new accounting standard."

FIRST QUARTER 2017 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	April 1, 2017	March 26, 2016	$ / #	%
Financial data:
Revenues	$190.7	189.8	0.9	0.5%
Operating income	91.3	85.3	6.0	7.0%
Operating income margin	47.9%	45.0%
Adjusted operating income[1]	$96.7	91.2	5.4	5.9%
Adjusted operating income margin[1]	50.7%	48.1%
Net income[2]	$47.5	37.2	10.3	27.8%
Adjusted net income[1]	50.7	40.7	10.0	24.6%
Earnings per share:
Common–basic[2]	0.52	0.41	0.11	26.8%
Common–diluted[2]	0.51	0.40	0.11	27.5%
Diluted adjusted earnings per share[1]	0.54	0.44	0.10	22.7%
Weighted average number of common shares – diluted (in millions)[2]	93.1	92.6	0.5	0.5%
Systemwide sales[3]	$2,529.9	2,418.6	111.3	4.6%
Comparable store sales growth (decline):
DD U.S.	—%	2.0%
BR U.S.	(2.4)%	5.0%
DD International	(0.2)%	(2.3)%
BR International	(2.0)%	(8.2)%
Development data:
Consolidated global net POD development[4]	29	114	(85)	(74.6)%
DD global PODs at period end	12,287	11,833	454	3.8%
BR global PODs at period end	7,822	7,638	184	2.4%
Consolidated global PODs at period end	20,109	19,471	638	3.3%
1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of our equity method investments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
2 In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation–Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), as issued by the Financial Accounting Standards Board. As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. See "Adoption of New Accounting Standard" for further detail.
3 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
4 Consolidated global net POD development for the three months ended March 26, 2016 reflects the previously-announced closing of 2 self-serve coffee stations within Speedway locations.
Global systemwide sales growth in the first quarter was primarily attributable to global store development.
Dunkin' Donuts U.S. comparable store sales in the first quarter were flat as an increase in average ticket was offset by a decline in traffic. Breakfast sandwich sales increased driven by value messaging around wake-up wraps and core sandwiches such as egg and cheese. Beverage sales were driven by the iced coffee category as Cold Brew sales continue to grow.
Baskin-Robbins U.S. comparable store sales were negative during the first quarter driven by a decline in traffic offset by increased average ticket. Sales of cups and cones increased due to increased sales of scoops and the Warm Cookie Sandwich platform. Sales of take-home pints also increased during the first quarter. Sales of beverages, soft serve, and sundaes declined during the quarter.
In the first quarter, Dunkin' Brands franchisees and licensees opened 29 net new restaurants around the globe. This included 56 net new Dunkin' Donuts U.S. locations and 1 net new Baskin-Robbins U.S. location, offset by the net closure of 27 Dunkin' Donuts International locations and 1 Baskin-Robbins International location. Additionally, Dunkin' Donuts U.S. franchisees remodeled 81 restaurants and Baskin-Robbins U.S. franchisees remodeled 36 restaurants during the quarter.
Revenues for the first quarter increased $0.9 million, or 0.5%, compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, as well as an increase in rental income due to an increase in the number of leases for franchised locations. These increases in revenues were offset by a decrease in sales at company-operated restaurants as there were no company-operated points of distribution during the first quarter of 2017 compared to 41 company-operated points of distribution in the prior year period.
Operating income and adjusted operating income for the first quarter increased $6.0 million, or 7.0%, and $5.4 million, or 5.9%, respectively, from the prior year period primarily as a result of the increase in royalty income. Additionally, the prior year period was unfavorably impacted by the operating results of company-operated restaurants. These increases in operating income and adjusted operating income were offset by a gain recognized in connection with the sale of real estate in the prior year period.
Net income and adjusted net income for the first quarter increased by $10.3 million, or 27.8%, and $10.0 million, or 24.6%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, as well as a decrease in income tax expense. The decrease in tax expense was driven by $6.1 million of excess tax benefits from share-based compensation, which are now included in the provision for income taxes as a result of the required adoption of a new accounting standard in the current quarter. Previously excess tax benefits were recorded within equity on the balance sheet.
Diluted earnings per share and diluted adjusted earnings per share for the first quarter increased by 27.5% to $0.51 and 22.7% to $0.54, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, offset by an increase in shares outstanding. The increase in shares outstanding from the prior year period was due primarily to the exercise of stock options and the new accounting standard adopted in the current quarter, offset by the repurchase of shares since the first quarter of 2016. Excluding the impact of excess tax benefits, diluted earnings per share and diluted adjusted earnings per share would have been $0.06 lower.

FIRST QUARTER 2017 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	April 1, 2017	March 26, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$107,175	101,523	5,652	5.6%
Franchise fees	9,243	7,068	2,175	30.8%
Rental income	23,524	22,385	1,139	5.1%
Sales at company-operated restaurants	—	5,670	(5,670)	(100.0)%
Other revenues	2,020	2,167	(147)	(6.8)%
Total revenues	$141,962	138,813	3,149	2.3%

Segment profit	$107,974	100,444	7,530	7.5%

Comparable store sales growth	—%	2.0%
Systemwide sales (in millions)[1]	$1,957.1	1,865.3	91.9	4.9%

Points of distribution	8,884	8,500	384	4.5%
Gross openings	84	93	(9)	(9.7)%
Net openings[2]	56	69	(13)	(18.8)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
2 Net openings for the three months ended March 26, 2016 reflect the previously-announced closing of 2 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. first quarter revenues of $142.0 million represented an increase of 2.3% compared to the prior year period. The increase was primarily a result of increases in royalty income driven by systemwide sales growth, franchise fees due to an increase in renewal income, and rental income driven by an increase in the number of leases for franchised locations. The increases in revenues were offset by a decline in sales at company-operated restaurants as there were no company-operated points of distribution in the first quarter of 2017.
Dunkin' Donuts U.S. segment profit in the first quarter increased to $108.0 million, an increase of $7.5 million over the prior year period, driven primarily by the increases in royalty income and franchise fees. Additionally, the prior year period was unfavorably impacted by the operating results of company-operated restaurants. The increases in segment profit were offset by a gain recognized in connection with the sale of real estate in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	April 1, 2017	March 26, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,412	4,240	172	4.1%
Franchise fees	895	2,890	(1,995)	(69.0)%
Other revenues	(12)	120	(132)	(110.0)%
Total revenues	$5,295	7,250	(1,955)	(27.0)%

Segment profit	$1,889	3,758	(1,869)	(49.7)%

Comparable store sales decline	(0.2)%	(2.3)%
Systemwide sales (in millions)[1]	$174.9	167.5	7.4	4.4%

Points of distribution	3,403	3,333	70	2.1%
Gross openings	82	85	(3)	(3.5)%
Net openings (closings)	(27)	14	(41)	(292.9)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International first quarter systemwide sales increased 4.4% from the prior year period driven primarily by sales growth in Asia, the Middle East, and South America, offset by a decline in South Korea. Sales in South Korea and South America were positively impacted by favorable foreign exchange rates, while sales in Asia were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 3%.
Dunkin' Donuts International first quarter revenues of $5.3 million represented a decrease of 27.0% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees as the prior year period included a significant market development fee recognized upon entry into a new market.
Segment profit for Dunkin' Donuts International decreased $1.9 million to $1.9 million in the first quarter primarily as a result of the decrease in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	April 1, 2017	March 26, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$6,684	6,223	461	7.4%
Franchise fees	135	346	(211)	(61.0)%
Rental income	784	713	71	10.0%
Sales of ice cream and other products	526	571	(45)	(7.9)%
Other revenues	2,418	2,708	(290)	(10.7)%
Total revenues	$10,547	10,561	(14)	(0.1)%

Segment profit	$7,337	7,300	37	0.5%

Comparable store sales growth (decline)	(2.4)%	5.0%
Systemwide sales (in millions)[1]	$129.1	129.9	(0.8)	(0.6)%

Points of distribution	2,539	2,518	21	0.8%
Gross openings	13	10	3	30.0%
Net openings (closings)	1	(11)	12	n/m
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. first quarter revenues and segment profit of $10.5 million and $7.3 million, respectively, remained consistent with the prior year period as decreases in other revenues and franchise fees were offset by an increase in royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	April 1, 2017	March 26, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,431	1,380	51	3.7%
Franchise fees	94	113	(19)	(16.8)%
Rental income	114	106	8	7.5%
Sales of ice cream and other products	24,404	25,063	(659)	(2.6)%
Other revenues	45	172	(127)	(73.8)%
Total revenues	$26,088	26,834	(746)	(2.8)%

Segment profit	$7,979	8,384	(405)	(4.8)%

Comparable store sales decline	(2.0)%	(8.2)%
Systemwide sales (in millions)[1]	$268.8	255.9	12.9	5.0%

Points of distribution	5,283	5,120	163	3.2%
Gross openings	104	115	(11)	(9.6)%
Net openings (closings)	(1)	42	(43)	(102.4)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 5.0% in the first quarter compared to the prior year period driven by sales growth in South Korea, Asia, and Canada, offset by declines in the Middle East and Japan. Sales in both South Korea and Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 3%.

Baskin-Robbins International first quarter revenues decreased 2.8% from the prior year period to $26.1 million due primarily to a decrease in sales of ice cream products to our licensees in the Middle East. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
First quarter segment profit decreased 4.8% from the prior year period to $8.0 million as a result of a decrease in net margin on ice cream driven by the decrease in sales.

COMPANY UPDATES

•	The Company today announced that the Board of Directors declared a cash dividend of $0.3225 per share, payable on June 14, 2017, to shareholders of record as of the close of business on June 5, 2017.

FISCAL YEAR 2017 TARGETS
As described below, the Company is updating and reiterating certain targets regarding its 2017 performance:

•	The Company continues to expect low single digit comparable store sales growth for Dunkin' Donuts U.S. and Baskin-Robbins U.S.

•
The Company continues to expect Dunkin' Donuts U.S. franchisees to add approximately 385 net new restaurants. It continues to expect Baskin-Robbins U.S. franchisees to add approximately 10 net new restaurants.

•	Internationally, the Company continues to expect franchisees and licensees to add approximately 200 net new restaurants across the two brands.

•	The Company continues to expect low-to-mid single digit revenue growth on both a 52- and 53-week basis (fiscal year 2016 was a 53-week year).

•	The Company continues to expect mid-to-high single digit GAAP operating income growth and adjusted operating income growth on both a 52- and 53-week basis.

•
The Company now expects GAAP diluted earnings per share of $2.22 to $2.30 (previously it expected $2.16 to $2.24) and diluted adjusted earnings per share of $2.40 to $2.43 (previously it expected $2.34 to $2.37), which are inclusive of the $0.06 of tax benefits recognized in the first quarter as a result of the adoption of a new accounting standard. This guidance excludes any potential future impact from material excess tax benefits in subsequent quarters of 2017.

•
The Company expects full-year weighted-average shares outstanding of approximately 93 million and a 36.5 percent effective tax rate, which amounts are inclusive of the impact of the excess tax benefit recognized in the first quarter. The $6.1 million excess tax benefit recognized in the first quarter reduced the expected full-year effective tax rate by approximately 200 basis points.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
The Company adopted ASU 2016-09 in the first quarter of 2017, which simplifies several aspects of accounting for share-based payment transactions, including excess tax benefits and classification in the statements of cash flows. The adoption resulted in a $6.1 million reduction to the provision for income taxes for the first quarter of 2017, or a 9.2 percentage point decrease in our effective tax rate for the first quarter of 2017, due to the recognition of excess tax benefits related to share-based compensation. As a result, basic and diluted EPS and diluted adjusted EPS increased by approximately $0.06 in the first quarter of 2017. Prior periods have not been revised to reflect excess tax benefits in earnings, as only prospective application is permitted. Excess tax benefits will vary in future periods, as such amounts are dependent on the number of employee stock options exercised and fluctuations in the Company’s stock price. Additionally, the diluted weighted average number of common shares outstanding for the first quarter of 2017 excludes excess tax benefits from the assumed proceeds available to repurchase shares under the treasury stock method, which did not have a material impact in the first quarter of 2017. The adoption of ASU 2016-09 had no impact on cash paid for income taxes.
Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Kate Jaspon, acting Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 7269228. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	April 1, 2017	March 26, 2016

Revenues:
Franchise fees and royalty income	$130,069	123,783
Rental income	24,422	23,225
Sales of ice cream and other products	25,297	25,891
Sales at company-operated restaurants	—	5,670
Other revenues	10,884	11,207
Total revenues	190,672	189,776
Operating costs and expenses:
Occupancy expenses—franchised restaurants	14,138	13,196
Cost of ice cream and other products	16,922	17,234
Company-operated restaurant expenses	—	6,493
General and administrative expenses, net	61,235	61,195
Depreciation	5,084	5,133
Amortization of other intangible assets	5,327	5,761
Long-lived asset impairment charges	47	93
Total operating costs and expenses	102,753	109,105
Net income of equity method investments	2,819	2,964
Other operating income, net	555	1,698
Operating income	91,293	85,333
Other income (expense), net:
Interest income	321	149
Interest expense	(24,871)	(24,881)
Other income (loss), net	187	(370)
Total other expense, net	(24,363)	(25,102)
Income before income taxes	66,930	60,231
Provision for income taxes(a)	19,463	23,077
Net income	$47,467	37,154

Earnings per share—basic	$0.52	0.41
Earnings per share—diluted	0.51	0.40
(a) In the first quarter of 2017, the Company adopted ASU 2016-09. As required by the update, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. As a result, the Company recognized $6.1 million of excess tax benefits from share-based compensation in the consolidated statements of operations during the three months ended April 1, 2017.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	April 1, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$323,174	361,425
Restricted cash	74,339	69,746
Accounts, notes, and other receivables, net	70,992	85,184
Other current assets	107,330	90,003
Total current assets	575,835	606,358
Property and equipment, net	172,658	176,662
Equity method investments	123,247	114,738
Goodwill and other intangible assets, net	2,261,626	2,266,992
Other assets	62,685	62,632
Total assets	$3,196,051	3,227,382
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	13,974	12,682
Other current liabilities	318,732	386,519
Total current liabilities	357,706	424,201
Long-term debt, net	2,397,358	2,401,998
Deferred income taxes, net	457,568	461,810
Other long-term liabilities	102,416	102,631
Total long-term liabilities	2,957,342	2,966,439
Total stockholders’ deficit	(118,997)	(163,258)
Total liabilities and stockholders’ deficit	$3,196,051	3,227,382

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	April 1, 2017	March 26, 2016

Net cash provided by (used in) operating activities(a)	$(9,924)	22,827
Cash flows from investing activities:
Additions to property and equipment	(2,157)	(3,184)
Proceeds from sale of real estate	—	2,645
Other, net	(98)	80
Net cash used in investing activities	(2,255)	(459)
Cash flows from financing activities:
Repayment of long-term debt	(6,250)	(6,250)
Dividends paid on common stock	(29,621)	(27,395)
Repurchases of common stock, including accelerated share repurchases	—	(30,000)
Exercise of stock options	14,807	1,086
Other, net	(645)	(1,122)
Net cash used in financing activities(a)	(21,709)	(63,681)
Effect of exchange rates on cash, cash equivalents, and restricted cash(a)	219	170
Decrease in cash, cash equivalents, and restricted cash	(33,669)	(41,143)
Cash, cash equivalents, and restricted cash, beginning of period(a)	431,832	333,115
Cash, cash equivalents, and restricted cash, end of period(a)	$398,163	291,972
(a) Changes in restricted cash that have historically been included within operating and financing activities have been eliminated, and restricted cash is combined with cash and cash equivalents when reconciling the beginning and end of period balances. Additionally, the impact of excess tax benefits from share-based compensation have been reclassified from financing activities to operating activities. These changes were made based on the adoption of new accounting standards. The prior period has been revised to conform to the current period presentation for all such changes.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	April 1, 2017	March 26, 2016

Operating income	$91,293	85,333
Operating income margin	47.9%	45.0%
Adjustments:
Amortization of other intangible assets	$5,327	5,761
Long-lived asset impairment charges	47	93
Transaction-related costs(a)	—	55
Adjusted operating income	$96,667	91,242
Adjusted operating income margin	50.7%	48.1%

Net income	$47,467	37,154
Adjustments:
Amortization of other intangible assets	5,327	5,761
Long-lived asset impairment charges	47	93
Transaction-related costs(a)	—	55
Tax impact of adjustments(b)	(2,150)	(2,364)
Adjusted net income	$50,691	40,699

Adjusted net income	$50,691	40,699
Weighted average number of common shares – diluted	93,120,231	92,618,269
Diluted adjusted earnings per share	$0.54	0.44

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 30, 2017
	Low	High
	(projected, 52 weeks)	(projected, 52 weeks)
Diluted earnings per share	$2.22	2.30
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	—
Transaction-related costs(a)	0.01	—
Bertico and related litigation	0.01	(0.01)
Tax impact of adjustments(b)	(0.12)	(0.09)
Diluted adjusted earnings per share	$2.40	2.43

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.